RELIANCE BANCSHARES, INC.
10401 Clayton Road
Frontenac, Missouri 63105

April 26, 2011

Mr. Patrick R. Gideon
201 NW Highway 26
Topeka, Kansas 66608

Dear Pat:

The purpose of this letter is to set forth the terms and conditions of your employment by Reliance Bancshares, Inc. ("Reliance") as its Non-Executive Chairman of the Board. As a director you are fully aware of the concerns of the Reliance Board regarding its subsidiaries Reliance Bank ("Bank") and Reliance Bank, FSB ("FSB").

1.Position. You have previously been elected as Non-Executive Chairman of the Board of Reliance and your election had now been approved by the Federal Reserve Bank of St. Louis. You will serve in this capacity at the pleasure of the Reliance Board and you will report to the Board on a regular basis. You will attend all Board meetings and chair the same and serve as an ex-officio member of all Board committees, except for the Audit Committee, and have the powers and duties outlined for the office of Chairman in the Bylaws of Reliance.

2.Duties. You will also provide the services described below on a regular basis but these duties will not prevent you from continuing your present occupation as President of Silver Lake Bank. These duties include:

•Chair all Board and Shareholders meetings of Reliance;
•Coordinate the Board's directions with management;

•	Act as the Board's representative in all day to day activities of the Holding Company, the Bank and the Federal Savings Bank;

•	Meet with the Presidents and Chief Executive Officers, Board members, Senior management and Consultants via video conference/telephone or in person on an as needed basis;

•	Coordinate the Board's direct involvement in selected projects;

•	Direct and Manage the Special Assets Division, including control of the process, establishment of schedules and assignment of duties to Bank personnel;

•	Oversee Bank compliance with the FDIC Order and maintain regular contact with all regulatory agencies and participate in all regulatory examinations;

•	Direct reports to you will be the Presidents, the Reliance Special Assets Division managers and Gaines Dittrich of Dittrich and Associates Consultants;

•	Participate in discussions with existing and new Investors; and

•	Other duties and functions that may be assigned by the Board after consultation with you

3.Employment Term. The term of your employment commenced as of March 25, 2011 and shall continue for an initial period of ninety (90) days thereafter. After this initial period your employment may be extended for additional periods as agreed to by you and Reliance with your compensation adjusted to reflect any changes in your duties. Employment under this agreement may be terminated by either party giving reasonable notice to the other party.
4.Compensation. During the initial 90 day period your compensation shall be fixed at $50,000.00 per month payable semi-monthly, plus reimbursement for customary travel, housing and food expenses in connection with the performance of your duties, and for expenses incurred for entertainment of customers, shareholders, investors or other business related activities. It is understood that you will not receive other perks or benefits provided for regular full-time employees. After the initial 90 day period your compensation will be adjusted by agreement, depending on the changes in your duties, if any. Such compensation will be subject to U.S. Treasury Department Regulations for TARP recipients.

If the foregoing arrangements are satisfactory to you, please sign and return one copy of this agreement to me.

RELIANCE BANCSHARES, INC.

By: ______________________________

Gary R. Parker
Chairman of the Compensation Committee

____

Patrick R. Gideon